EXHIBIT 10.1

TRANSITION AGREEMENT

THIS AGREEMENT made effective the 15 day of January, 2010.

BETWEEN:

OILSANDS QUEST INC., a corporation incorporated under the laws of Canada.  (hereinafter referred to as the "Corporation")

- and -

CHRISTOPHER H. HOPKINS, an individual residing in the Province of Alberta (hereinafter referred to as the "Executive")

WHEREAS the Corporation and the Executive have entered into an Executive Employment Agreement dated effective as of the 14th day of August, 2006 (hereinafter referred to as the "Executive Employment Agreement") attached hereto as Schedule "A";

AND WHEREAS the Corporation plans to sell the Corporation's oil shale assets for the benefit of its shareholders to a separate company, said new company to be hereinafter referred to as "New Co."

AND WHEREAS the Executive and the Corporation wish to facilitate the transition of the Executive to a new position with New Co. and set out the terms for the cessation of the Executive's employment as the President and CEO of the Corporation;

           NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter stipulated, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	PREAMBLES

1.1	The Preambles hereof are true.

2.	EFFECTIVE DATE

2.1	This Transition Agreement will become effective and enforceable upon execution. Such date will hereinafter be referred to as the "Effective Date".

3.	BOARD APPOINTMENT

3.1
Subject to termination for cause, and subject to any vote of the shareholders of the Corporation, the Executive shall remain a member of the board of directors of the Corporation and of Oilsands Quest Sask Inc. for at least his current term.

4.	TERMINATION OF THE EXECUTIVE EMPLOYMENT AGREEMENT

4.1
Except as set out herein, effective on the Effective Date, all rights and entitlements of each of the Executive and the Corporation as set out in the Executive Employment Agreement shall be extinguished.  The Executive shall resign as the Chief Executive Officer of the Corporation and execute the Release attached hereto as Schedule "B".  In addition to the exceptions set out herein, the Release shall specifically except out the Executive's right to enforce this Transition Agreement, along with any ongoing rights that the Executive shall have which are related in any way to the Corporation's obligation to indemnify the Executive (including the Indemnity Agreement made effective as of January 1, 2007), along with the Executive's right to have continuing insurance coverage from the Corporation (which shall specifically include, but not be limited to, any Direcotr's and Officer's Liability Insurance in place as of the Effective Date or as may be extended from time to time.

5.	TERMINATION PAYMENT

5.1	On the Effective Date, the Corporation shall pay the Executive the termination payments stipulated in Articles 9.1 and 9.2 of the Executive Employment Agreement.

6.	EXCHANGABLE SHARES / STOCK OPTIONS IN THE CORPORATION

6.1
Notwithstanding the provisions of Article 12 of the Executive Employment Agreement any stock options in the Corporation and/or any exchangeable shares held by the Executive shall continue to vest and shall be exercisable by the Executive so long as the Executive remains a member of the Board of Directors of the Corporation as if the Executive had not terminated his employment.  In the event that the Executive resigns or otherwise ceases to become a member of the Board of Directors of the Corporation, any exchangeable shares and/or stock options in the Corporation held by the Executive shall be addressed pursuant to the terms and provisions of the Executive Employment Agreement as if the Executive had been terminated without cause as at the date he ceases to become a member of the Board of Directors of the Corporation.

7.	NON-COMPETITION / NON-SOLICITATION

7.1	Notwithstanding the termination of the Executive Employment Agreement, the provisions of Article 13 of that agreement shall continue to pertain to and bind the Executive.

7.2
Notwithstanding the non-competition and non-solicitation provisions incorporated herein, any employees recruited by the Executive to work in New Co. with the advance consent of the Corporation shall be deemed not to offend non-competition and non-solicitation provisions hereof.  Likewise, any activities of New Co. specifically permitted by the Corporation shall be deemed not to offend the non-competition provisions hereof.

8.	RELATIONSHIP BETWEEN THE CORPORATION AND NEW CO.

8.1
It is anticipated that the Corporation and New Co. will enter into a Transition Agreement whereby the sale, transfer and disposition of the Corporation's oil shale assets shall be undertaken, from the Corporation to New Co.  It is also anticipated that the Executive will be appointed as the President and CEO of New Co. at that time.  It is further anticipated that the Transition Agreement will generally define areas of mutual interest and other parameters of corporate cooperation including staff transfers, leasehold property transfers, cost sharing and assignment of leasehold premises etc.

8.2
In the event that the Corporation, New Co. and the Executive do not come to agreement in connection with transition arrangements, the other terms and conditions hereof shall nonetheless remain wholly and enforceable between the Executive and the Corporation except that the duration of the non-competition and non-solicitation provisions set out in Article 7.1 hereof shall revert to four months from the termination date.

9.	ANNOUNCEMENTS

9.1
The Executive and the Corporation shall use reasonable good faith efforts to work together to prepare appropriate announcements to reflect positively on the Executive's transition from the Corporation to New Co., and for the purpose of creating and maximizing shareholder value in each of the Corporation and New Co.

10.	MODIFICATIONS IN WRITING

10.1	This Agreement may only be modified in writing by the signature of each of the parties hereto.

IN WITNESS WHEREOF the parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have each had the opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the Effective Date.

CHRISTOPHER H. HOPKINS Executive		OILSANDS QUEST INC.
/s/ Christopher H. Hopkins	Per:	/s/ Gordon Tallman
Director

/s/ Leigh Peters
Witness

Schedule "A" to the Transtition Agreement dated January 15, 2010 and made between Oilsands Quest Inc. ("Corporation") and Christopher H. Hopkins ("Executive")

(Exhibit 10.3 to the Corporation's current report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 17, 2006)

Schedule "B" to the Transtition Agreement dated January 15, 2010 and made between Oilsands Quest Inc. ("Corporation") and Christopher H. Hopkins ("Executive")

FORM OF GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT

RELEASE

IN CONSIDERATION of the terms of a Transition Agreement between me and OILSANDS QUEST INC. and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and but for my right to enforce the Transition Agreement, and as hereafter excepted in Article 1 below,  I, CHRISTOPHER H. HOPKINS, do for myself and my heirs, executors, administrators and assigns (herein collectively referred to as "I", "me" or "my"), forever release, remise and discharge OILSANDS QUEST INC., its subsidiaries, affiliates, parent companies, predecessors and successors, and all of their officers, directors, employees, agents, members, insurers and assigns (hereinafter collectively referred to as the "Corporation"), jointly and severally from any and all actions, causes of action, contracts (whether express or implied), claims and demands for damages, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, which against the Corporation I have ever had, now have, or can hereafter have by reason of or arising out of any cause or causes whatsoever existing up to and inclusive of the date of this General Release, including, without limiting the generality of the foregoing:

(a)
any discussions, representations, warranties or understandings, either written or oral, express or implied, regarding any offer of employment made to me by the Corporation or the negotiation of any terms and conditions of my employment with the Corporation;

(b)	my employment with the Corporation and the termination of my employment with the Corporation; and

(c)
any and all claims for damages, salary, wages, termination pay, severance pay, vacation pay, commissions, bonuses, signing bonus, expenses, allowances, short and long term incentive compensation, stock options, stock savings, shares of the Corporation, insurance, Group RRSP and any other compensation or benefits arising from my employment with the Corporation or the termination of my employment with the Corporation.

1.	EXCEPTIONS

Nothing in this Release releases or otherwise impacts the following:

(i)	Any rights which I may have to enforce the above noted Transition Agreement;

(ii)	Any indemnity or insurance rights which I may have as a result of my service with or the Corporation;

(iii)	Any rights, obligations or liabilities which I may have in relation to or connected with my past or future service as a director of the Corporation;

(iv)
Withouth limiting the generality of the foregoing, any rights which I may have in any currently held securities or equities in the Corporation or those I may recieve as reflected in Article 6 of the Transition Agreement.

2.	NO ADMISSION

I acknowledge that the consideration given to me pursuant to the above paragraph does not constitute any admission of liability by or on behalf of the Corporation, and that any such liability is expressly denied.

3.	INDEMNITY FOR TAXES, ETC.

I further agree that for the aforesaid consideration, I will save harmless and indemnify the Corporation from and against all claims, taxes, penalties or demands which may be made by the Minister of National Revenue requiring the Corporation to pay income tax under the Income Tax Act (Canada) in respect of all income tax payable by me in excess of the income tax previously withheld, and in respect of any and all claims, charges, taxes, penalties or demands which may be made on behalf of or related to the Employment Insurance Commission or the Canada Pension Commission under the applicable statutes and regulations, with respect to any amount which may, in the future, be found to be payable by the Corporation in respect of me.

4.	EMPLOYMENT STANDARDS

I acknowledge receipt of all wages, overtime pay, vacation pay, general holiday pay and pay in place of termination of employment that I am entitled to by virtue of the Alberta Employment Standards Code or pursuant to any other applicable labour or employment standards legislation, and I further confirm that there are no entitlements, overtime pay or wages due and owing to me by the Corporation.

5.	BENEFITS AND INSURANCE CLAIMS

I acknowledge and agree that the consideration set out above includes full compensation for the loss of my employment benefits and that all of my employment benefits shall cease on the date of termination of my employment.  I acknowledge that I have received all benefit entitlements, including insurance benefits to date, and have no further claim against the Corporation for benefits.  I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges where applicable with respect to my employment benefits, or the loss of my employment benefits.  I hereby release the Corporation from any further obligations or liabilities arising from my employment benefits.

6.	HUMAN RIGHTS

I agree that execution of this General Release has the effect of settling any claims I may have and precluding the consideration of any further complaint by me pursuant to the Alberta Human Rights, Citizenship and Multiculturalism Act, or pursuant to any other applicable human rights legislation.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

I acknowledge that during my employment with the Corporation, I had access to certain confidential and proprietary information belonging to the Corporation, the disclosure of which would be harmful to the interests of the Corporation, and agree that I have taken and will in future take appropriate precautions to safeguard such confidential and proprietary information.  I further agree that I will not divulge or disclose, directly or indirectly, the contents of this General Release or the terms of settlement relating to the termination of my employment with the Corporation, and that I will not make any negative or unfavourable comment about the Corporation regarding any matter arising or existing up to the date of execution of this General Release, to any person including, without limiting the generality of the foregoing, any employee of the Corporation, with the exception of my legal and financial advisors on the condition that they maintain the confidentiality thereof, or as required by law.

8.	FURTHER CLAIMS

I agree not to make any claim or take any proceedings against any other person or corporation that might claim contribution or indemnity under the provisions of any statute or otherwise against the Corporation.

9.	UNDERSTANDING

AND I HEREBY DECLARE that I have had the opportunity to seek independent legal advice with respect to the matters addressed in this General Release and the terms of settlement which have been agreed to by me and the Corporation and that I fully understand this General Release and the terms of settlement.  I have not been influenced by any representations or statements made by or on behalf of the Corporation.  I hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

10.	COMPLETE AGREEMENT

I understand and agree that this General Release contains the entire agreement between the Corporation and myself and that the terms of this General Release are contractual and not a mere recital.

DATED at the City of Calgary, in the Province of Alberta, this 15TH day of January, 2010.

/s/ Leigh A. Peters	/s/ Christopher H. Hopkins
Witness (signature)	Christopher H. Hopkins

Leigh A. Peters
Witness (print name)